Exhibit 99.1

News Release General Inquiries: (713) 783-8000 www.sanchezenergycorp.com

Sanchez Energy to Pay Dividends on Series A and Series B Convertible Perpetual Preferred Stock in Common Stock

HOUSTON—(GLOBE NEWSWIRE)—Nov. 21, 2016—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”) today announced that the Board of Directors has declared a quarterly dividend of $0.609375 per share on its 4.875% Convertible Perpetual Preferred Stock, Series A and $0.812500 per share on its 6.500% Convertible Perpetual Preferred Stock, Series B (together, the “Convertible Perpetual Preferred Stock”).  The quarterly dividends on the Convertible Perpetual Preferred Stock will be payable on Jan. 3, 2017 to holders of record on Dec. 15, 2016.  The Company has elected to pay 100% of the dividends on the Convertible Perpetual Preferred Stock in shares of common stock of the Company to the extent permitted by the certificate of designations for each series of the Convertible Perpetual Preferred Stock.  The common shares issued as dividends on the Convertible Perpetual Preferred Stock will be listed and tradable on the New York Stock Exchange.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast, with a current focus on the horizontal development of significant resource potential from the Eagle Ford Shale in South Texas, where we have assembled over 200,000 net acres, and the Tuscaloosa Marine Shale.  For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

COMPANY CONTACT:

Howard J. Thill

EVP & Chief Financial Officer

(713) 783-8000